SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, DC 20549

                               FORM 8-K

                            CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(D) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     February 9, 1994

                       H. F. Ahmanson & Company
          (Exact name of registrant as specified in charter)


          Delaware           1-8930              95-0479700
      (State or other      (Commission        (IRS employer
      jurisdiction of       file number)       identification no.)
      incorporation)


       4900 Rivergrade Road, Irwindale, California         91706
       (Address of principal executive offices)          (Zip code)


Registrant's telephone number, including area code    (818) 960-6311

                            Not applicable
       (Former name or former address, if changed since last report)


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ITEM 5.   OTHER EVENTS.

          H. F. Ahmanson & Company (the "Company"), the parent company of Home Savings of America, FSB ("Home Savings"), reported net income of $28.5 million, or $.14 per fully diluted common share, for the quarter ended December 31, 1993 compared to $15.5 million, or $0.10 per fully diluted common share, for the quarter ended December 31, 1992. For the year ended December 31, 1993, the Company reported a net loss of $159.6 million, or $1.69 per fully diluted common share, which was largely attributable to bulk sales in the first and second quarters of $1.3 billion of delinquent loans and additions to reserves. In 1992, the Company had net earnings of $204.1 million, or $1.60 per fully diluted common share. The Company's results in the quarter and year ended December 31, 1993 included several nonrecurring items, including an extraordinary charge of $21.6 million resulting from the early retirement of approximately $325 million of Home Savings' 10-1/4% Subordinated Notes due December 5, 1996.

          RESULTS OF OPERATIONS. Net interest income in the fourth quarter of 1993 was $318.8 million, compared to $336.3 million in the fourth quarter of 1992. The average effective net spread was 2.75% in the fourth quarter of 1993, compared to 2.98% in the fourth quarter of 1992. The decline in net interest income was largely attributable to a reserve of $17.8 million established for the cancellation of certain interest rate swaps and recorded as a reduction to interest income on loans in December 1993 due to the early prepayment of related loans. In addition, a narrowing of the net interest margin contributed to the decline in net interest income. Net interest income for the year ended December 31, 1993 totaled $1.34 billion, compared to $1.36 billion in 1992. For the year ended December 31, 1993, the average effective net spread was 2.90%, compared to 3.02% in 1992. The reserve for cancellation of certain interest rate swaps had the effect of reducing the average effective net spread by 15 basis points in fourth quarter of 1993 and four basis points for all of 1993. For purposes of Home Savings' Thrift Financial Report to the Office of Thrift Supervision, however, interest adjustments related to interest rate swaps are included in interest expense and the reserve therefore had the effect of increasing Home Savings' average cost of interest-bearing liabilities reported on that basis by 45 basis points for the month of December 1993.

          During the fourth quarter of 1993, the Company provided $47.9 million for possible loan losses. During the year ended December 31, 1993, the Company provided $575.0 million.

          Other income increased $14.3 million in the fourth quarter of 1993 from the amount reported in the fourth quarter of 1992 and decreased $111.9 million in the year ended December 31, 1993 from the amount reported in 1992. The increase in the fourth quarter was primarily attributable to the settlement of a lawsuit and sale of the Company's credit card operations, offset by a charge of $34.4 million to strengthen reserves for real estate development operations, principally for two commercial projects in Northern California. The reduction in other income for the year was attributable to increases in the reserves for real estate development operations.

          Other expenses increased in the fourth quarter and the year ended December 31, 1993 due mainly to the costs associated with disposition of foreclosed properties, certain restructuring costs, and the costs of additional personnel necessary to administer delinquent real estate loans. General and administrative expenses as a percentage of average assets were 1.76% in the fourth quarter of 1993 and 1.66% for the year ended December 31, 1993. In addition, in the fourth quarter of 1993, as part of its restructuring efforts, the Company wrote off
$12.4 million in goodwill associated with its operations in Ohio.

          ASSET QUALITY. At December 31, 1993, nonperforming assets totaled $960.3 million, or 1.89% of total assets, as compared to $2.2 billion, or 4.61% of total assets, as of December 31, 1992. Troubled debt restructurings totaled $100.8 million at December 31, 1993.

          Net loan charge-offs for the fourth quarter of 1993 totaled $52.1 million and were $590.7 million for all of 1993 (including
$378.1 million related to bulk sales of nonperforming loans). The loan loss reserve was $438.8 million at December 31, 1993. The reserve for foreclosed real estate was $66.5 million at December 31, 1993. The reserves for losses on nonperforming assets equaled 49.2% of nonperforming assets at December 31, 1993, compared to 21.2% at December 31, 1992.

          During the fourth quarter of 1993, the Company sold
$200.8 million of foreclosed properties, comprised of $124.6 million of single-family residences and $76.2 million of major properties. During the year ended December 31, 1993, the Company sold $831.3 million of foreclosed real estate, comprised of $591.8 million of single-family residences, and $239.5 million of major properties. At December 31, 1993, the Company had $179.9 million in foreclosed properties, compared to $453 million at December 31, 1992.

          Real estate development assets, net of reserves, totaled $443.7 million at December 31, 1993, compared to $674.3 million at December 31, 1992. The reserves for real estate development operations totaled $341.7 million, or 43.5% of gross real estate assets, at December 31, 1993, compared to $154.7 million, or 18.7% of gross real estate assets, at December 31, 1992.

          The Company originated $3.6 billion in loans in the fourth quarter of 1993, compared to $3.4 billion in the fourth quarter of 1992. Mortgage loan originations totaled $11.6 billion in 1993. In addition, the Company purchased $1 billion of adjustable rate mortgages ("ARMs") in the first quarter of 1993. Of total loan originations in 1993, 86% were single family mortgages and 77% were ARMs. Mortgage refinances accounted for 60.5% of the Company's total loan originations in 1993.

          CAPITAL. Throughout 1993, the Company took several steps to improve its capital position. In February, the Company sold approximately $195 million of its Depositary Shares, representing interests in the Company's 8.40% Series C Preferred Stock The net proceeds of the Series C Preferred Stock offering were contributed to Home Savings as equity. In August, the Company issued $287.5 million of its Depositary Shares, representing interests in the Company's 6% Series D Preferred Stock. The Company contributed $141 million of the net proceeds of Series D Preferred Stock offering to Home Savings. In November, Home Savings issued $250 million of 6% Subordinated Notes due November 1, 2000 to replace, in part, the approximately $325 million of 10-1/4% Subordinated Notes due December 5, 1996 that were retired early.

          Home Savings exceeds all current and fully phased-in federal capital requirements. The capital ratios of Home Savings of America at December 31, 1993, were:

                      Home Savings             Required          Home Savings
                  at December 31, 1993   at December 31, 1993  Fully Phased-In
Tangible:                 4.97%                  1.50%                4.76%
Core:                     5.72%                  3.00%                4.76%
Risk-based               12.59%                  8.00%               11.21%

          At December 31, 1993, the Company adopted Statement of
Financial Accounting Standards No. 115, Accounting for Certain
Investments in Debt and Equity Securities, resulting in an increase in the Company's equity of $21.5 million.

          The Company is presently communicating with borrowers and has sent lending personnel and appraisers into the area damaged by the earthquake that struck California on January 17, 1994. However, it is still too early to assess the extent of possible loss.


ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
          EXHIBITS.

     (c)  Exhibits:

          99.1 Consolidated Financial Highlights (Unaudited) as of, for the year ended and the three months ended December 31, 1992 and December 31, 1993 and as of and for the three months ended September 30, 1993, Condensed Consolidated Statements of Financial Condition (Unaudited) as of December 31, 1992, September 30, 1993 and December 31, 1993 and Condensed Consolidated Statements of Operation (Unaudited) for the year ended December 31, 1992 and December 31, 1993 and for the three months ended December 30, 1992, September 30, 1993 and December 31, 1993.

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                               SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 9, 1994

                               H.F. AHMANSON & COMPANY



                               By:/s/George Miranda
                                     First Vice President and
                                       Principal Accounting Officer

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

EXHIBIT INDEX

                                                       SEQUENTIALLY
EXHIBIT NO.         DESCRIPTION                        NUMBERED PAGE
99.1 Consolidated Financial Highlights (Unaudited)
     as of, for the year ended and the three
     months ended December 31, 1992 and December
     31, 1993 and as of and for the three months
     ended September 30, 1993, Condensed
     Consolidated Statements of Financial
     Condition (Unaudited) as of December 31,
     1992, September 30, 1993 and December 31,
     1993 and Condensed Consolidated Statements of
     Operation (Unaudited) for the year ended
     December 31, 1992 and December 31, 1993 and
     for the three months ended December 30, 1992,
     September 30, 1993 and December 31, 1993.
